EXHIBIT 99.1



(BW) (INTERVEST-BANCSHARES) (IBCA)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------

            COMPLETES THE SALE OF $15 MILLION OF CAPITAL SECURITIES
            -------------------------------------------------------

       Business Editors - New York - (Business Wire - September 20, 2004)

     Intervest Bancshares Corporation (NASDAQ: IBCA) (the "Company") today announced that it has sold trust preferred securities in the aggregate amount of $15 million through FTN Financial Capital Markets, a division of First Tennessee Bank National Association. The securities were sold to institutional investors in a private transaction, pursuant to an applicable exemption from registration under the Securities Act of 1933. This represents the fourth trust preferred transaction that the Company has completed for an aggregate of $60 million.

     The securities mature in 30 years and bear interest at a fixed rate of 6.20% per annum for the first five years and thereafter at a floating rate of 2.40% over 3 month LIBOR. The securities can be redeemed by the Company at anytime after five years or earlier under certain conditions, subject to regulatory approval. The Company will use the proceeds from the sale of the securities for working capital and investment in its wholly owned subsidiaries.

     The principal subsidiary of the Company is Intervest National Bank, which is a nationally chartered, full-service commercial bank that has its headquarters and full-service banking office in Rockefeller Center, in New York City, and five full-service banking offices in Florida, four in Clearwater and one in South Pasadena. At June 30, 2004, the Bank had total assets of $982,193,000 and total regulatory capital of $97,383,000. The Company expects the investment of additional Tier 1 working capital into Intervest National Bank will give the Bank the ability to grow deposits and potentially increase the Bank's future earnings, and accordingly the future earnings per share of the Company.

     Since December 31, 1999, Intervest Bancshares Corporation's consolidated assets have grown from $340,481,000 to $1,119,266,000 at June 30, 2004.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. Intervest Bancshares Corporation is a registered financial holding company. Its subsidiaries are: Intervest National Bank, Intervest Mortgage Corporation, a mortgage investment company and Intervest Securities Corporation, a registered broker/dealer. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution.

INTERVEST BANCSHARES CORPORATION'S CLASS A COMMON STOCK IS LISTED ON THE NASDAQ
                        SMALL CAP: TRADING SYMBOL IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company's filings with the Securities and Exchange Commission for further discussion of risks and uncertainties regarding the Company's business. Historical results are not necessarily indicative of the future prospects of the Company.

CONTACT:
JEROME DANSKER, CHAIRMAN, INTERVEST BANCSHARES CORPORATION
1 ROCKEFELLER PLAZA, SUITE 400, NEW YORK, NEW YORK 10020 (212-218-2800) (FAX 212-218-2808)


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